Exhibit 99.1
Contact:

James B. DeBello
President & CEO
858-513-4600
jdebello@miteksystems.com

Mitek Systems Restates Fiscal Third Quarter 2004 Results

POWAY, Calif. Jan. 14, 2005 - Mitek Systems, Inc. (OTC BB: MITK), a leading developer of image-based forgery detection solutions and advanced recognition technologies, today announced that it has corrected certain errors in its financial statements for the fiscal third quarter ended June 30, 2004. The company has restated its fiscal third quarter financial statements and filed an amended Form 10-Q with the Securities and Exchange Commission.  For the fiscal third quarter ended June 30, 2004, the net loss was approximately $5,000 greater than originally reported and the total liabilities and stockholders deficit for such period was approximately $14,000 greater than originally reported.

The errors resulted in an adjustment relating to the beneficial conversion feature of the secured convertible note issued to Laurus Master Fund Ltd. ("Laurus") during the third fiscal quarter ended June 30, 2004, and the resulting interest expense from the amortization of the debt financing costs. The company determined that warrants issued in connection with the Laurus transaction, previously recorded as equity, should have been recorded as a liability, until such time as the registration of the shares subject to the warrant becomes effective.  The errors were uncovered in internal reviews by the company, and the accounting procedures involved have since been corrected.

As adjusted for the restatement, current liabilities for the fiscal third quarter of 2004 were approximately $3.0 million, rather than $2.3 million as originally reported.  Long-term liabilities were approximately $1.7 million, rather than $2.4 million as originally reported.  Total liabilities for the fiscal third quarter of 2004 were approximately $4.6 million as adjusted and as originally reported.  Interest expense for the fiscal third quarter of 2004 was $17,556, rather than $12,570 as originally reported.  Net loss for the fiscal third quarter of 2004 was $1.4 million as adjusted and as originally reported.

"We regret that these errors occurred, but we have strengthened our accounting procedures to avoid such errors in the future," said James DeBello, President and CEO of Mitek.

About Mitek Systems

Mitek Systems is a leading provider of forgery detection solutions and an established global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this expertise in forgery prevention, check, financial document and forms processing applications. These applications automatically process over 8 billion documents per year for a variety of OEMs, reseller partners and end users. For more information about Mitek Systems, contact the company at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit http://www.miteksystems.com.

Forward-Looking Statement Disclosure

With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the development and pace of sales of the Company’s products, expected trends and growth in the Company’s results of operations, projections concerning the Company’s available cash flow and liquidity, anticipated penetration in new and existing markets for the Company’s products and the size of such markets, anticipated acceptance of the Company’s products by existing and new customers, the ability of the Company to achieve or sustain any growth in sales and revenue and the increase in sales representatives and other personnel. The Company’s actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek and Mitek Systems are trademarks or registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.